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                                                     EXHIBIT 99.2





        [LETTERHEAD OF QUANTUM FINANCIAL HOLDINGS, INC.]





                          January 21, 1997




Mr. Gary R. Dowell
1720 Content Lane
Reisterstown, MD 21136

Dear Mr. Dowell,

     Quantum Financial Holdings, Inc. (the "Corporation") is prepared to furnish you with certain information about the operations and assets of the Corporation and its wholly-owned subsidiary, Baltimore American Savings Bank, F.S.B. (the "Bank") in connection with a possible transaction with the Corporation. For purposes of this agreement, all such information to be provided, whether provided to you in written, oral or any other form is referred to as the "Evaluation Material." However, the term "Evaluation Material" does not include information which becomes generally available to the public other than as a result of a disclosure by you or your representatives.

     In consideration of the opportunity to review the Evaluation Material, you hereby agree as follows:

     1. Not to use for any purpose any portion of the Evaluation Material except to evaluate a possible transaction between the Corporation and you.

     2. Not to disclose to any person (which for purposes of this agreement shall include any natural person, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint stock company or similar organization) any portion of the Evaluation Material except to those of your officers, directors, investment bankers and other representatives who need to know such information for the purpose of evaluating a possible transaction between the Corporation and you.
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Mr. Gary R. Dowell
January 17, 1997
Page 2 of 3

     3. Not to disclose to any person that the Evaluation Material has been made available to you and not to disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction between the Corporation and you.

     4. Not to make copies of the Evaluation Material except as necessary to assist you in the investigation of the Corporation and to return to the Corporation as soon as practicable all copies of the Evaluation Material, without retaining any copy thereof, and to destroy any notes you or your representatives may have prepared (a) upon any termination of your evaluation of a business transaction with the Corporation or (b) upon notice from the Corporation.

     5. Without the prior written consent of the Corporation, for a period of 36 months, (a) not to acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, tender offer or otherwise, any assets or voting securities or direct or indirect rights or options to acquire any assets or voting securities of the Corporation, and not to solicit or assist any other person so acquiring, offering to acquire or agreeing to acquire such assets or securities, rights or options and (b) not to (i) announce or publicly propose any extraordinary transaction involving the Corporation or any voting securities or assets of the Corporation; (ii) solicit any officer or employee of the Corporation with employment by you or any of your subsidiaries; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Corporation; (iv) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or the rules of the Office of Thrift Supervision under the Change in Bank Control Act and the Savings and Loan Holding Company provisions of the Home Owners' Loan Act ("Change in Control Rules") with respect to any voting securities of the Corporation; or (v) otherwise act, alone or "in concert" with others, to seek to "control" the management, board of directors, or policies of the Corporation within the meaning of the Change in Control Rules. You agree to notify the Corporation promptly if you become aware of any act or proposal described in clause (b) of the preceding sentence by any other person. You also agree that the Corporation shall be entitled to equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of this paragraph.

     It is your responsibility to insure that your officers, directors, investment bankers and other representatives who are given access to the Evaluation Material on your behalf will be bound by and will conduct their investigation in accordance with the terms of this agreement.

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Mr. Gary R. Dowell
January 17, 1997
Page 3 of 3

     If you are required by legal process or by operation of applicable law to disclose any information supplied to you in the course of your dealings with the Corporation or its representatives, it is agreed that you will provide the Corporation with prompt notice of such request(s) so that the Corporation may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement. It is further agreed that, if after you comply with the foregoing requirement, you are, in the opinion of your counsel, compelled to disclose information concerning the Corporation to any tribunal, governmental agency or person or else stand liable for contempt or suffer other censure or penalty, you may disclose such information to such tribunal, agency or person without liability hereunder.

     Although we will endeavor to cooperate in providing you with Evaluation Material we believe to be relevant for the purpose of your investigation, neither the Corporation nor its affiliates nor their representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Neither the Corporation nor its affiliates nor their representatives will have any liability to you, your employees, agents or representatives resulting from the use of the Evaluation Material by you or your permitted employees, agents and representatives or for any other information (oral or written) provided or alleged to be provided to you or them.

     No act or failure to act by the Corporation shall be deemed to constitute a waiver of any breach by you of any representation, warranty or covenant of this agreement, nor shall the waiver by the Corporation of any such breach be construed or operate as a waiver of any subsequent breach.

     This agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     If you are in agreement with the foregoing, please sign and return one copy of this letter, which will constitute our agreement with respect to the subject matter hereof.

                           Very truly yours,


                      By:  /s/ Richard W. Kraus
                           ----------------------
                           Richard W. Kraus
                           President and Chief Executive Officer

Accepted by:


___________________________



By: /s/ Gary R. Dowell
    -----------------------
    Gary R. Dowell


Title:  Individual
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      [LETTERHEAD OF QUANTUM FINANCIAL HOLDINGS, INC.]



                                        August 27, 1997



Mr. Gary Dowell
1720 Content Lane
Reisterstown, MD 21136

Dear Mr. Dowell,

     This letter constitutes the prior written consent of the Board of Directors for purposes of the Confidentiality Agreement between Quantum Financial Holdings, Inc. and yourself to an increase in your ownership of the Company's outstanding Common Stock to not more than 9.9% of the Company's outstanding shares provided that such purchases are conducted in accordance with all applicable banking and securities law.

                                        BY ORDER OF THE BOARD OF
                                        DIRECTORS OF QUANTUM
                                        FINANCIAL HOLDINGS, INC.





                                        /s/ Pearl J. Rogers
                                        ------------------------